Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial data presented below is derived from Boyd Gaming Corporation’s (“Boyd Gaming”) historical consolidated financial statements and the historical consolidated financial statements of Coast Casinos, Inc. (“Coast Casinos”), as well as the historical financial statements of Harrah’s Shreveport Hotel and Casino (the “Shreveport Partnership”) which have been derived from the Shreveport Partnership’s historical financial statements for the periods indicated. These financial statements have been adjusted to give effect to:

•	Boyd Gaming’s acquisition of the Shreveport Partnership; and

•	Boyd Gaming’s merger with Coast Casinos, after giving pro forma effect to Boyd Gaming’s acquisition of the Shreveport Partnership.

The unaudited pro forma condensed combined financial statements contained herein use the purchase method of accounting, with Boyd Gaming Corporation treated as the acquirer and as if the acquisition of the Shreveport Partnership and the merger with Coast Casinos each had been completed on March 31, 2004 for purposes of the unaudited pro forma condensed combined balance sheet information, and on January 1 of each respective period presented for purposes of the unaudited pro forma condensed combined statements of operations information.

Boyd Gaming completed the acquisition of the Shreveport Partnership on May 19, 2004 and completed the merger with Coast Casinos on July 1, 2004. The purchase price allocations for these transactions have not yet been finalized. The actual amounts that Boyd Gaming records on its final assessment of fair values may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Amounts preliminarily allocated to intangible assets with indefinite lives and to tangible and intangible assets with definite lives may change significantly, and amortization methods and useful lives may differ from the assumptions that Boyd Gaming used in this unaudited pro forma condensed combined financial information, any of which could result in a material change in depreciation and amortization expense.

The unaudited pro forma condensed combined financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that Boyd Gaming would have reported had the acquisition of the Shreveport Partnership and the merger with Coast Casinos been completed as of the dates presented, and should not be taken as representative of Boyd Gaming’s future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements of Boyd Gaming Corporation are prepared in accordance with Article 11 of Regulation S-X.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2004

(dollars in thousands)

	Boyd Gaming Historical	Shreveport Partnership Historical (w)	Pro Forma Adjustments		Boyd Gaming Pro Forma Combined	Coast Casinos Historical	Pro Forma Adjustments		Combined Company Pro Forma
ASSETS
Cash and cash equivalents	$73,838	$11,325	$—		$85,163	$47,731	$—		$132,894
Restricted cash	14,947	—	—		14,947	—	—		14,947
Accounts receivable, net	14,435	—	—		14,435	7,194	—		21,629
Inventories	4,497	924	—		5,421	8,172	—		13,593
Prepaid expenses and other	18,302	—	—		18,302	17,907	—		36,209
Income taxes receivable	—	—	—		—	—	1,861	(k)	1,861
Deferred tax asset	9,223	—	—		9,223	—	—		9,223

Total current assets	135,242	12,249	—		147,491	81,004	1,861		230,356

Property and equipment, net	950,472	164,656	(8,489	)(m)	1,106,639	742,952	395,338	(a)	2,244,929
Investment in Borgata, net	272,331	—	—		272,331	—			272,331
Other assets, net	55,962	—	—		55,962	10,544	16,125	(d)	68,857
							(9,001	)(j)
							(4,773	)(k)
Goodwill, net	862	—	—		862	—	136,541	(i)	294,178
							156,775	(l)
Intangible assets, net	448,648	—	30,279	(h)	478,927	—	51,400	(h)	530,327

Total assets	$1,863,517	$176,905	$21,790		$2,062,212	$834,500	$744,266		$3,640,978

LIABILITIES and EQUITY
Current maturities of long-term debt	$2,470	$—			$2,470	$1,443	$(1,443	)(b)	$2,470
Accounts payable	24,579	—	—		24,579	11,720			36,299
Construction payables	5,597	—	—		5,597	1,248			6,845
Accrued and other liabilities	169,294	3,628	—		172,922	55,710			228,632

Total current liabilities	201,940	3,628	—		205,568	70,121	(1,443)		274,246

Long-term debt, net	1,075,557	—	195,067	(c)	1,270,624	450,005	(450,005	)(b)	2,258,873
							16,656	(n)
							13,237	(o)
							958,356	(c)
Deferred income taxes and other liabilities	130,313	—	—		130,313	43,817	156,775	(l)	330,905

Deferred Rent	—	—	—		—	30,978	(30,978	)(e)	—
Stockholders’ equity:
Partners’ equity	—	173,277	(8,489	)(m)	—	—	—		—
			(164,788	)(f)
Preferred stock	—	—	—		—	—	—		—
Common stock	655	—	—		655	15	(15	)(f)	847
							192	(g)
Treasury stock	—	—	—		—	(3,333)	3,333	(f)	—
Additional paid in capital	167,732	—	—		167,732	95,398	(95,398	)(f)	491,699
							321,267	(g)
							2,700	(p)
Retained earnings	291,917	—	—		291,917	147,499	(147,499	)(f)	289,005
							(2,912	)(k)
Accumulated other comprehensive losses, net	(4,597)	—	—		(4,597)	—	—		(4,597)

Total equity	455,707	173,277	(173,277)		455,707	239,579	81,668		776,954

Total liabilities and equity	$1,863,517	$176,905	$21,790		$2,062,212	$834,500	$744,266		$3,640,978

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements,

which are an integral part of these statements, beginning on page 5.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2004

(dollars in thousands, except per share amounts)

	Boyd Gaming Historical	Shreveport Partnership Historical	Pro Forma Adjustments		Boyd Gaming Pro Forma Combined	Coast Casinos Historical	Pro Forma Adjustments		Combined Company Pro Forma
Revenues
Gaming	$282,719	$42,435	$—		$325,154	$118,516	$—		$443,670
Food and beverage	43,709	5,377	—		49,086	31,222	—		80,308
Room	20,621	4,191	—		24,812	16,069	—		40,881
Other	19,259	893	—		20,152	13,112	—		33,264

Gross revenues	366,308	52,896	—		419,204	178,919	—		598,123
Less promotional allowances	36,270	9,202	—		45,472	14,340	—		59,812

Net revenues	330,038	43,694	—		373,732	164,579	—		538,311

Costs and expenses
Gaming	140,109	19,188	—		159,297	46,224	—		205,521
Food and beverage	24,530	4,172	—		28,702	22,048	—		50,750
Room	5,894	1,238	—		7,132	5,712	—		12,844
Other	19,745	813	—		20,558	10,494	—		31,052
Selling, general and administrative	52,683	3,290	—		55,973	29,200	—		85,173
Maintenance and utilities	13,265	4,409	—		17,674	—	—		17,674
Depreciation and amortization	24,974	—	3,600	(m)	28,624	12,676	2,287	(x)	43,612
			50	(q)			25	(q)
Corporate expense	6,268	—	—		6,268	—	—		6,268
Land leases	—	—	—		—	1,357	—		1,357
Deferred rent	—	—	—		—	764	—		764
Write-downs, reserves and recoveries	—	126	—		126	—	—		126

Total	287,468	33,236	3,650		324,354	128,475	2,312		455,141

Operating income from Borgata	13,144	—	—		13,144	—	—		13,144

Operating income	55,714	10,458	(3,650)		62,522	36,104	(2,312)		96,314

Other income (expense)
Interest income	47	—	—		47	—	—		47
Interest expense, net	(17,842)	(3,188)	3,188	(r)	(19,427)	(9,225)	9,225	(r)	(30,102)
			(1,585	)(s)			(10,675	)(t)
Other income (expense)	—	—	—		—	(449)	—		(449)
Other expense from Borgata, net	(6,460)	—	—		(6,460)	—	—		(6,460)

Total	(24,255)	(3,188)	1,603		(25,840)	(9,674)	(1,450)		(36,964)

Income before provision for income taxes	31,459	7,270	(2,047)		36,682	26,430	(3,762)		59,350
Provision for income taxes	17,994	—	(3,688	)(v)	14,306	9,172	(331	)(v)	23,147

Net income	$13,465	$7,270	$1,641		$22,376	$17,258	$(3,431)		$36,203

Net income per common share:
Basic	$0.21				$0.34				$0.43

Diluted	$0.20				$0.34				$0.42

Shares used in calculating net income per common share:
Basic	65,266				65,266				84,438

Diluted	66,661				66,661				86,030

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements,

which are an integral part of these statements, beginning on page 5.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

(dollars in thousands, except per share amounts)

	Boyd Gaming Historical	Shreveport Partnership Historical	Pro Forma Adjustments		Boyd Gaming Pro Forma Combined	Coast Casinos Historical	Pro Forma Adjustments		Combined Company Pro Forma
Revenues
Gaming	$1,073,736	$169,988	$—		$1,243,724	$431,160	$—		$1,674,884
Food and beverage	165,899	21,712	—		187,611	115,333	—		302,944
Room	76,819	14,964	—		91,783	52,635	—		144,418
Other	78,075	3,873	—		81,948	46,476	—		128,424

Gross revenues	1,394,529	210,537			1,605,066	645,604			2,250,670
Less promotional allowances	141,459	33,568	—		175,027	53,106	—		228,133

Net revenues	1,253,070	176,969	—		1,430,039	592,498	—		2,022,537

Costs and expenses
Gaming	535,388	93,176	—		628,564	174,912	—		803,476
Food and beverage	96,096	6,507	—		102,603	85,726	—		188,329
Room	22,058	1,551	—		23,609	20,909	—		44,518
Other	81,706	2,324	—		84,030	39,818	—		123,848
Selling, general and administrative	194,180	13,958	—		208,138	108,952	—		317,090
Maintenance and utilities	56,581	16,996	—		73,577	—	—		73,577
Depreciation and amortization	94,224	9,611	4,889	(m)	108,924	48,962	10,891	(x)	168,877
			200	(q)			100	(q)
Corporate expense	22,595	—	—		22,595	—	—		22,595
Land leases	—	—	—		—	5,365	—		5,365
Deferred rent	—	—	—		—	3,118	—		3,118
Write-downs, reserves and recoveries	—	741	—		741	—	—		741

Total	1,102,828	144,864	5,089		1,252,781	487,762	10,991		1,751,534

Operating loss from Borgata	(1,442)	—	—		(1,442)	—	—		(1,442)

Operating income	148,800	32,105	(5,089)		175,816	104,736	(10,991)		269,561

Other income (expense)
Interest income	318	250	—		568	36	—		604
Interest expense, net	(74,549)	(12,750)	12,750	(r)	(81,228)	(36,325)	36,325	(r)	(114,762)
			(6,679	)(s)			(33,534	)(u)
Other income (expense)	—	—	—		—	(1,097)	—		(1,097)
Other expense from Borgata, net	(8,754)	—	—		(8,754)	—	—		(8,754)

Total	(82,985)	(12,500)	6,071		(89,414)	(37,386)	2,791		(124,009)

Income before provision for income taxes	65,815	19,605	982		86,402	67,350	(8,200)		145,552
Provision for income taxes	24,882	—	8,815	(v)	33,697	23,032	36	(v)	56,765

Net income	$40,933	$19,605	$(7,833)		$52,705	$44,318	$(8,236)		$88,787

Net income per common share:
Basic	$0.64				$0.82				$1.06

Diluted	$0.62				$0.80				$1.04

Shares used in calculating net income per common share:
Basic	64,293				64,293				83,465

Diluted	66,163				66,163				85,532

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements,

which are an integral part of these statements, beginning on page 5.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined financial statements present the pro forma financial position and results of operations of Boyd Gaming Corporation and Coast Casinos, Inc., on a combined basis, which is referred to as the “combined company,” based upon historical financial information after giving effect to the acquisition of the Shreveport Partnership, the merger and the adjustments described in these footnotes. The unaudited pro forma condensed combined financial statements use the purchase method of accounting, with Boyd Gaming treated as the acquirer and as if the Shreveport Partnership acquisition and the merger with Coast Casinos each had been completed on March 31, 2004 for purposes of the unaudited pro forma condensed combined balance sheet information, and on January 1 of each respective period presented for purposes of the unaudited pro forma condensed combined statements of operations information.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Shreveport Partnership acquisition and the merger with Coast Casinos actually taken place on January 1 of each respective period presented and do not purport to be indicative of the effects that may be expected to occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with Boyd Gaming’s and Coast Casinos’ historical consolidated financial statements and accompanying notes.

Boyd Gaming’s pro forma condensed combined financial statements are prepared in accordance with Article 11 of Regulation S-X.

2. Pro Forma Shreveport Partnership Acquisition

The estimated aggregate consideration that would have been paid had the acquisition occurred on March 31, 2004 is as follows (in thousands):

Cash consideration for partnership units	$190,000
Estimated costs for net current assets and other transaction costs	5,067

Aggregate estimated acquisition costs	$195,067

The allocation of the purchase price, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date of the acquisition, is as follows (in thousands):

Current assets	$12,249
Property and equipment	156,167
Intangible assets	30,279
Assumed liabilities	(3,628)

$195,067

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation that is based on the fair values of assets acquired and the fair values of liabilities assumed on the closing date has not yet been finalized. Boyd Gaming will use a third party valuation to help determine the fair values of identifiable intangible assets and other assets and liabilities acquired. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The amount allocated to intangible assets has been attributed to the following categories (in thousands):

Intangible license rights	$29,279
Customer list	1,000

$30,279

The intangible license rights represent the estimated value of the Louisiana gaming license acquired in the Shreveport Partnership acquisition and is expected to be assigned an indefinite life and will not be amortized. The customer list acquired in the Shreveport Partnership acquisition is expected to be amortized using the straight-line method over its estimated useful life, which is assumed to be five years for purposes of the pro forma financial information.

3. Pro Forma Coast Casinos Merger

On February 9, 2004, Boyd Gaming announced its agreement to merge with Coast Casinos for approximately $1.3 billion and on July 1, 2004, Boyd Gaming completed the merger. Boyd Gaming paid the merger consideration with a combination of shares of Boyd Gaming common stock and cash, as well as the assumption of debt of Coast Casinos.

The estimated aggregate consideration that would have been paid had the merger occurred on March 31, 2004 is as follows (in thousands):

Fair value of Boyd Gaming common stock	$321,459
Cash consideration for shares of Coast Casinos common stock exchanged	482,189

Aggregate value of stock and cash consideration	803,648
Estimated merger costs (excluding financing costs related to new debt)	41,187

Net aggregate estimated merger consideration	844,835
Coast Casinos debt to be refinanced by Boyd Gaming	451,448

Aggregate estimated merger consideration	$1,296,283

The assumed fair value of the aggregate stock and cash consideration was calculated based on a $550 price per share for 1,461,178 shares of Coast Casinos common stock.

The allocation of the purchase price, which is subject to change based on a final valuation of the assets acquired and liabilities assumed at the closing date of the merger, is as follows (in thousands):

Current assets	$81,004
Property and equipment	1,138,290
Goodwill	136,541
Intangible assets	51,400
Other assets	1,543
Assumed liabilities and debt to be refinanced	(563,943)

$844,835

The above allocation of the purchase price is preliminary and is presented before any tax adjustments that affect goodwill (see Note 4, adjustment(l)). The final determination of the purchase price allocation that is based on the fair values of assets acquired and the fair values of liabilities assumed at the closing date of the merger with Coast Casinos has not yet been finalized.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The purchase price allocation will remain preliminary until Boyd Gaming obtains a third party valuation of significant identifiable intangible assets acquired and determine the fair value of other assets and liabilities acquired. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The amount allocated to intangible assets has been attributed to the following categories (in thousands):

Trademarks and trade names	$50,900
Customer lists	500

$51,400

The trademarks and trade names are expected to be assigned an indefinite life and will not be amortized. The customer lists to be acquired in the Coast merger is expected to be amortized using the straight-line method over its estimated useful life, which is assumed to be five years for purposes of the pro forma financial information.

4. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a) To reflect the adjustment of property and equipment to fair value based upon preliminary estimates of fair value.

(b) To retire the debt of Coast Casinos refinanced in connection with the merger.

(c) To reflect the issuance of new debt to finance the cash portion of the consideration used for the Shreveport Partnership acquisition and the merger, including related transaction costs, as well as the refinancing of the debt of Coast Casinos.

(d) To reflect the deferred financing costs incurred in connection with the issuance of debt to finance the cash portion of the purchase price for Coast Casinos and the refinancing of the debt of Coast Casinos.

(e) To eliminate the deferred rent previously recorded on the books of Coast Casinos.

(f) To eliminate the historical equity of the Shreveport Partnership and Coast Casinos.

(g) To reflect the issuance of Boyd Gaming common stock as a component of the merger consideration.

(h) To reflect the intangible assets arising from the transactions.

(i) To reflect the excess of acquisition cost over the estimated fair value of net assets acquired in the merger.

(j) To reflect the write-off of deferred financing costs as a result of the refinancing of the debt of Coast Casinos.

(k) To reflect the write-off of Boyd Gaming’s deferred financing costs upon consummation of the refinancing of its bank credit facility to finance the merger.

(l) To reflect additional deferred taxes and goodwill related to the merger due to the step-up in basis of the net assets.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(m) The Shreveport Partnership ceased depreciation and amortization of its assets during 2003 at the time its assets were classified as held for sale. The pro forma adjustments reflect an estimate to present a full period of depreciation and amortization expense related to the assets of the Shreveport Partnership.

(n) To reflect the debt incurred to pay for the tender offer premium of 5.125% on the $325.0 of senior subordinated notes of Coast Casinos.

(o) To reflect the debt incurred to pay for the cash out of 29,415 options to purchase Coast Casinos common stock at a net value of $450 per option.

(p) To reflect the fair value of Coast Casinos stock options converted into options to purchase an aggregate of 196,815 shares of Boyd Gaming common stock valued at $16.767 per share at an exercise price of $3.04855 per share.

(q) To reflect the increase in depreciation and amortization expense due to the amortization of definite lived intangible assets arising from the acquisition of the Shreveport Partnership and the merger with Coast Casinos.

(r) To eliminate the interest expense from the historical books of the Shreveport Partnership and Coast Casinos.

(s) To reflect the pro forma interest expense resulting from the financing of the Shreveport Partnership acquisition using an estimated interest rate of 3.25%. A 0.125% change in the estimated interest rate would affect pro forma interest expense by approximately $0.3 million per annum.

(t) To reflect the pro forma interest expense resulting from the issuance and refinancing of debt related to the merger with Coast Casinos. For purposes of the pro forma calculations as of March 31, 2004, approximately $451.4 million of Coast Casinos’ historical debt is eliminated, and Boyd Gaming obtains approximately $988.2 million of new debt as part of the refinancing and funding of the net estimated merger consideration resulting in approximately $10.7 million of pro forma interest expense for the three month period ended March 31, 2004 assuming a blended effective interest rate of approximately 4.3%. A 0.125% change in the estimated interest rate would affect pro forma interest expense by approximately $0.3 million for the three month period ended March 31, 2004.

(u) To reflect the pro forma interest expense resulting from the issuance and refinancing of debt related to the merger. For purposes of the pro forma calculation as of December 31, 2003, approximately $472.9 million of Coast Casinos’ historical debt is eliminated, and Boyd Gaming obtains approximately $1.0 billion of new debt as part of the refinancing and funding of the net estimated merger consideration, resulting in approximately $33.5 million of pro forma interest expense for the year ended December 31, 2003 assuming a blended effective interest rate of approximately 3.3%. A 0.125% change in the estimated interest rate would affect pro forma interest expense by approximately $1.3 million for the year ended December 31, 2003.

(v) To reflect a combined U.S. Federal and state effective tax rate of 39% on the pro forma pre-tax income of the combined company.

(w) The balance sheet data represents only those certain assets and liabilities that will be acquired from the Shreveport Partnership.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(x) To reflect the adjustment to pro forma depreciation expense based upon the following preliminary estimates of fair value of Coast Casinos’ property and equipment (in thousands):

	Estimated Fair Value	Estimated Useful Life (years)	Estimated Annual Depreciation	Estimated Quarterly Depreciation
Land	$126,010	—	$—	$—
Buildings and improvements	799,340	25	31,973	7,993
Land leasehold interests	110,240	50	2,205	551
Personal property	102,700	4	25,675	6,419

Pro forma depreciation expense			59,853	14,963
Less historical depreciation expense			48,962	12,676

Pro forma depreciation adjustment			$10,891	$2,287

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

5. Sensitivity to Fair Value Estimates

Certain of the pro forma adjustments incorporate Boyd Gaming’s preliminary estimates of the fair value of the businesses that it is acquiring. Early indications are that the excess of the purchase price that Boyd Gaming has agreed to pay in connection with the Shreveport Partnership acquisition and the merger with Coast Casinos over the preliminary estimates of the fair value of these businesses may be assigned to non-amortizable goodwill and indefinite life intangible assets as opposed to depreciable fixed assets or amortizable intangible assets. Boyd Gaming is in the process of obtaining an independent third-party valuation of the assets acquired and liabilities assumed in order to assist its management in developing a definitive allocation of the purchase price paid in connection with the Shreveport Partnership acquisition and the merger with Coast Casinos. As a result, the final purchase price allocations may result in some amounts being assigned to tangible or definite life intangible assets apart from goodwill and indefinite life intangible assets. To the extent that any amount is assigned to a tangible or definite life intangible asset, this amount may ultimately be depreciated or amortized, as appropriate, to earnings over the expected period of benefit of the asset. To the extent that any amount remains as goodwill or indefinite life intangible assets, this amount would not be subject to either depreciation or amortization but would be subject to periodic impairment testing and, if necessary, would be written down to fair value should circumstances warrant.

The table below shows the potential increase in pro forma depreciation or amortization expense if certain amounts of the goodwill and other indefinite life intangible assets identified in Notes 2 and 3 were ultimately assigned to tangible or definite life intangible assets. For purposes of calculating this sensitivity analysis, Boyd Gaming has applied the straight-line method of depreciation or amortization over an estimated useful life of 30 years to various fair values, and the diluted earnings per share has been tax affected using a 39% effective tax rate. The resulting pro forma adjustments for the three month period ended March 31, 2004 and for the year ended December 31, 2003 are as follows:

	Three Months Ended March 31, 2004		Year Ended December 31, 2003
Amount Allocated to Fixed or Intangible Assets from Goodwill and Other Indefinite Life Intangible Assets Preliminarily Assigned in Notes 2 and 3	Increase in Pro Forma Depreciation and Amortization Expense	Decrease in Pro Forma Diluted Earnings Per Share	Increase in Pro Forma Depreciation and Amortization Expense	Decrease in Pro Forma Diluted Earnings Per Share
20% of Preliminary Goodwill and Other Indefinite Life Intangible Assets	$622	$0.00	$2,579	$0.02
40% of Preliminary Goodwill and Other Indefinite Life Intangible Assets	$1,245	$0.01	$5,157	$0.04
60% of Preliminary Goodwill and Other Indefinite Life Intangible Assets	$1,867	$0.01	$7,736	$0.06
80% of Preliminary Goodwill and Other Indefinite Life Intangible Assets	$2,490	$0.02	$10,314	$0.07
100% of Preliminary Goodwill and Other Indefinite Life Intangible Assets	$3,112	$0.02	$12,893	$0.09